Exhibit 99.1

Contact:	Scott A. Montgomery	David R. Brown
	President/CEO	Executive Vice President &
	National Mercantile Bancorp	Chief Financial Officer
	(310) 282-6778	(310) 282-6703

FOR IMMEDIATE RELEASE

NATIONAL MERCANTILE BANCORP ANNOUNCES ITS RESULTS
FOR THE SECOND QUARTER ENDED JUNE 30, 2003

Los Angeles, California, August 4, 2003 — National Mercantile Bancorp (the “Company”) (NASDAQ:  MBLA - Common Stock; MBLAP - Preferred Stock), parent company of Mercantile National Bank (“Mercantile”) and South Bay Bank, N.A. (“South Bay”), today reported a net loss of $519,000 for the second quarter ended June 30, 2003, or $0.19 basic and diluted loss per share, as compared to a net loss of $62,000 or $0.08 basic and diluted loss per share for the quarter ended June 30, 2002.  The second quarter 2003 loss was primarily due to a $1.1 million provision for loan losses.

The second quarter loss resulted in a net loss during the first six months of 2003 of $422,000, or $0.16 basic and diluted loss per share, compared to net income of $113,000 during the first six months of 2002.  While the six months ended June 30, 2002 reported net income of $113,000, the per share result was a $0.02 basic and diluted loss per share due to a $151,000 charge against income available to shareholders from amortization of the discount of the South Bay preferred stock.

The increase in provisions for loan losses was a result of the charge off and writedown of nonperforming loans totaling $2.4 million, primarily related to loans at South Bay Bank.  As a result of the loans charged off and the favorable workout of other nonperforming loans, nonaccrual loans were $592,000 at June 30, 2003 compared to $5.8 million at December 31, 2002, or a decline of $5.2 million.

Scott Montgomery, President and Chief Executive Officer of the Company, Mercantile and

South Bay, commented, “We charged off $2.4 million in nonperforming loans and were successful in working out an additional $3.0 million of previously nonperforming loans during the second quarter.  Furthermore, the reduction in nonperforming loans will reduce our nonperforming loan ratio to or below peer group levels.  Also, we experienced strong deposit growth, increasing 4.4% or $13.2 million during the first half of 2003.  The growth was focused in demand deposits, increasing 14.9% and in lower cost money market accounts, which increased 18.9%, as compared to December 31, 2002.  We now can redirect the resources allocated to resolving problem loans to growing our loan portfolio.”

He continued, “While our net interest margins continue to experience pressure as a result of weakness in economic conditions, we believe that the Company is well positioned to benefit from an economic recovery.”

Assets and Liabilities

Total assets at June 30, 2003 were $366.3 million compared to $355.4 million at year-end 2002.  The increase in total assets at the end of the second quarter 2003 was driven in large part to a $13.2 million increase in total deposits funding an increase in federal funds sold.  Loans receivable declined $6.2 million to $266.2 million at June 30, 2003 compared to $272.3 million at year end 2002 primarily as a result of the reduction in nonperforming loans.  Noninterest bearing demand deposit accounts increased $16.0 million at June 30, 2003 compared to December 31, 2002, while relatively expensive time certificates of deposit decreased $12.7 million as part of management’s continuing efforts to orchestrate a change in deposit composition and reduce the cost of the Company’s funding base.

Shareholders’ Equity

Shareholders’ equity was $30.7 million at June 30, 2003 as compared to $31.2 million at December 31, 2002.  The decline was primarily due to the second quarter loss.

Interest and Fee Income

Net interest income during the second quarter 2003 was $3.7 million compared to $3.7 million for the same quarter in 2002.  Total interest income declined $555,000 in the 2003 period due to the sustained decline in interest rates affecting the yields on adjustable rate loans tied to variable rate indices, the yields on newly originated fixed rate loans and existing fixed rate loans upon renewal at maturity, as well as the yields on overnight investments and new acquired investment securities.  Lower market interest rates are due to the Federal Reserve Bank’s attempts to stimulate the economy.  This was fully offset, however, by a $868,000 decline in interest expense resulting from lower deposit interest expense and other borrowings expense.

The net interest margin decreased to 4.45% during the second quarter of 2003, down from 4.68% during the second quarter of 2002.

Operating Expenses

Other operating expenses were $3.4 million during the quarter ended June 30, 2003 nearly flat as compared to the same period in 2002.  Decreases in customer service expense, legal and professional fees, and computer data processing were largely offset by increases in salaries and related benefits and other miscellaneous expenses.

Credit Quality

Total non-performing assets were $1.6 million compared to $7.0 million at December 31, 2002, representing a decrease of $5.4 million.  During the six months ended June 30, 2003, the Company’s loan charge-offs were $2.8 million, while recoveries were $194,000.

The Company’s allowance for credit losses was $3.5 million at June 30, 2003 representing 1.30% of total loans and 215.6% of nonperforming assets.

This press release contains statements which constitute forward looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities

Exchange Act of 1934 that involve risk and uncertainties.  Actual results may differ materially from the results in these forward looking statements.  Factors that might cause such a difference include, among other things, fluctuations in interest rates, changes in economic conditions or governmental regulation, credit quality and other factors discussed in the Company’s Annual Report on Form 10-KSB for the year ended December 31, 2002.

National Mercantile Bancorp is the holding company for Mercantile National Bank and South Bay Bank, N.A., members FDIC, with locations in Century City, Encino, Torrance and El Segundo, California.  The banks offer a wide range of financial services to the real estate and real estate construction markets, the entertainment industry, the professional, healthcare and executive markets, community-based non-profit organizations, escrow companies and business banking.

“Redefining Business Banking”

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National Mercantile Bancorp
June 30, 2003 - FINANCIAL SUMMARY
($ in 000’s, except share data)

SELECTED FINANCIAL CONDITION DATA (Unaudited):

	June 30, 2003	March 31, 2003	December 31, 2002	September 30, 2002	June 30, 2002	March 31, 2002	December 31, 2001
Cash and Due from Banks	$18,950	$18,364	$19,201	$19,971	$20,619	$21,609	$12,688
Federal Funds Sold and Securities Purchased under Agreements to Resell	39,900	31,400	18,700	14,040	35,495	34,595	39,405
Investment Securities-AFS, at Fair Value	21,674	17,992	26,170	30,505	29,583	30,111	41,627
Loans
Commercial	228,572	235,672	230,127	224,751	216,051	215,852	222,882
Real Estate Construction and Land	35,902	29,451	37,934	31,962	31,997	30,765	30,811
Consumer and Others	2,204	3,171	4,720	8,055	8,301	8,791	8,795
Deferred Loan Fees, Net	(528)	(548)	(458)	(255)	(151)	(102)	(520)
Total	266,150	267,746	272,323	264,513	256,198	255,306	261,968
Allowance for Credit Losses	(3,452)	(4,694)	(4,846)	(4,756)	(5,374)	(5,449)	(6,541)
Net Loans	262,698	263,052	267,477	259,757	250,824	249,857	255,427
Intangible Assets and Goodwill	4,139	4,195	4,252	5,541	5,616	5,616	5,616
Other Assets	18,942	22,371	19,585	19,425	18,453	18,447	19,602
Total Assets	$366,303	$357,374	$355,385	$349,239	$360,590	$360,235	$374,365
Deposits
Demand, Non-interest Bearing	$123,569	$114,171	$107,580	$102,916	$99,817	$100,674	$114,645
NOW	27,644	27,116	30,465	27,243	27,406	28,424	23,425
MMDA	51,272	47,133	43,134	49,514	54,763	46,618	40,033
Savings	46,783	46,283	42,182	38,800	36,225	36,206	31,184
Time Certificates > $100	30,147	36,844	39,957	42,585	43,442	49,291	62,085
Time Certificates < $100	32,536	31,039	35,407	36,329	37,409	42,091	37,768
Total Deposits	311,951	302,586	298,725	297,387	299,062	303,304	309,140
Securities Sold under Agreements to Repurchase and Other Borrowed Funds	7,895	8,292	8,976	9,180	17,473	13,517	20,596
Other Liabilities	1,206	736	1,950	2,177	3,087	2,685	3,963
Guaranteed Preferred Beneficial Interests in Company’s Junior Subordinated Debt	14,538	14,534	14,530	14,526	14,522	14,517	14,513
Minority Interest in Preferred Stock of South Bay Bank	—	—	—	907	827	755	676
Shareholders’ Equity	30,640	31,134	31,002	24,798	25,391	25,520	25,421
Accumulated Other Comprehensive Gain (Loss)	73	92	202	264	228	(63)	56
Total Liabilities and Stockholders’ Equity	$366,303	$357,374	$355,385	$349,239	$360,590	$360,235	$374,365

Average Quarterly Assets	$369,140	$347,259	$357,532	$354,135	$358,928	$361,435	$204,308
Regulatory Capital-Tier I	$29,780	$30,454	$29,709	$21,964	$22,063	$19,547	$19,562
Non-Performing Assets
Non-Accrual Loans	$592	$4,308	$5,787	$5,276	$8,040	$5,716	$7,807
Loans 90 Days P/D & Accruing	9	—	209	85	—	—	642
OREO and Other Non-performing Assets	1,000	1,535	1,000	1,000	—	968	953
Total Non-Performing Assets	$1,601	$5,843	$6,996	$6,361	$8,040	$6,684	$9,402

SELECTED STATEMENT OF FINANCIAL CONDITION RATIOS:

	June 30, 2003	March 31, 2003	December 31, 2002	September 30, 2002	June 30, 2002	March 31, 2002	December 31, 2001
Loans to Deposits Ratio	85.32%	88.49%	91.16%	88.95%	85.67%	84.17%	84.74%
Ratio of Allowance for Loan Losses to:
Total Loans	1.30%	1.75%	1.78%	1.80%	2.10%	2.13%	2.50%
Total Non-Performing Assets	215.62%	80.34%	69.27%	74.77%	66.84%	81.52%	69.57%
Earning Assets to Total Assets	89.47%	88.74%	89.25%	88.49%	89.10%	88.83%	92.30%
Earning Assets to Interest-Bearing Liabilities	166.97%	161.22%	158.50%	151.76%	148.25%	148.05%	160.65%
Capital Ratios Holding Company:
Total Risk-Based Capital	13.03%	13.30%	13.31%	11.62%	11.49%	12.38%	11.53%
Tier 1 Risk-Based Capital	10.33%	10.60%	10.57%	8.09%	8.02%	7.49%	6.85%
Tier 1 Leverage	8.32%	9.07%	8.60%	6.52%	6.38%	5.78%	5.55%
Risk Weighted Assets	$288,181	$287,417	$283,078	$276,261	$271,343	$271,941	$285,500
Book Value per Share (1) (2)	$7.13	$7.16	$7.17	$6.67	$6.87	$6.80	$6.82
Total Shares Outstanding (2)	4,162,299	4,158,299	4,149,514	3,136,927	3,130,527	3,125,027	3,124,627

(1) Includes the effect of dilutive options and warrants.

(2) Includes assumed conversion of currently convertible Series A preferred stock into common stock

National Mercantile Bancorp
June 30, 2003 - FINANCIAL SUMMARY
($ in 000’s, except share data)

SELECTED STATEMENT OF OPERATIONS DATA AND RATIOS:
(Unaudited)

QUARTERLY DATA:

	Second Quarter 2003	First Quarter 2003	Fourth Quarter 2002	Third Quarter 2002	Second Quarter 2002	First Quarter 2002
Interest Income	$4,382	$4,410	$4,765	$4,869	$4,937	$5,001
Interest Expense	730	888	1,040	1,116	1,209	1,299
Net Interest Income before Provision for Loan Losses	3,652	3,522	3,725	3,753	3,728	3,702

Provision for Loan Losses	1,145	110	100	1,525	150	150
Net Interest Income after Provision for Loan Losses	2,507	3,412	3,625	2,228	3,578	3,552

Net gain on Sale of Securities Available-for-Sale	—	100	—	—	—	—
Loss on Sale of OREO	(61)	—	—	—	—	—
Other Operating Income	345	335	467	353	286	395
Other Operating Expense	3,410	3,410	3,149	3,030	3,399	3,282
Net Income before Provision for Minority Interest and Income Taxes	(619)	437	943	(449)	465	665

Minority interest in the Company’s Income of the Preferred Stock of South Bay Bank, N.A.	—	—	54	53	106	—
Junior subordinated deferrable interest debentures	223	233	384	380	389	384

Net Income before Provision for Income Taxes	(842)	204	505	(882)	(30)	281
Provision for Income Taxes	(323)	107	329	(340)	32	106
Net Income	$(519)	$97	$176	$(542)	$(62)	$175

Basic Earnings (Loss) Per Share	$(0.19)	$0.04	$0.24	$(0.38)	$(0.08)	$0.06
Diluted Earnings (Loss) Per Share (1)	$(0.19)	$0.02	$0.12	$(0.38)	$(0.08)	$0.04
Weighted Avg Common Shares O/S (2)	2,695,366	2,687,560	1,706,652	1,637,991	1,631,451	1,627,166
Return on Quarterly Average Assets	-0.56%	0.11%	0.20%	-0.60%	-0.07%	0.19%
Return on Quarterly Average Equity	-6.58%	1.26%	2.59%	-8.46%	-0.97%	2.76%
Net Interest Margin - Avg Earning Assets	4.45%	4.60%	4.94%	4.66%	4.68%	4.66%
Operating Expense Ratio	3.71%	3.99%	3.53%	3.36%	3.80%	3.60%
Efficiency Ratio	86.64%	86.18%	75.12%	73.79%	84.68%	80.10%

Quarterly operating ratios are annualized.

FOR THE SIX MONTHS ENDED JUNE 30:

	2003	2002
Interest Income	$8,792	$9,938
Interest Expense	1,618	2,508
Net Interest Income before Provision for Loan Losses	7,174	7,430

Provision for Loan Losses	1,255	300
Net Interest Income after Provision for Loan Losses	5,919	7,130

Net Gain (Loss) on Sale of Securities Available-for-Sale	100	—
Other Operating Income	619	682
Other Operating Expense	6,820	6,682
Net Income (Loss) Before Minority Interest and Provision for Income Taxes	(182)	1,130
Minority interest in the Company’s income of the preferred stock of South Bay Bank, N.A.	—	106
Junior subordinated deferrable interest debentures	456	773
Net Income (Loss) Before Provision for Income Taxes	(638)	251
Provision for Income Taxes	(216)	138
Net Income (Loss)	$(422)	$113

Basic and Diluted Loss Per Share	$(0.16)	$(0.02)
Weighted Avg Common Shares O/S (2)	2,691,485	1,629,320
Return on Average Assets	-0.24%	0.06%
Return on Average Equity	-2.70%	0.89%
Net Interest Margin - Avg Earning Assets	4.52%	4.67%
Operating Expense Ratio	3.84%	3.71%
Efficiency Ratio	86.41%	82.37%

(1)               The diluted loss per share includes only common shares as common share equivalents are anti-dilutive.  The loss per share for June 30, 2002 is based upon income available to shareholders considering the amortization of the discount on beneficial conversion rights.

(2)               Shares used to compute Basic Earnings (Loss) per share.